Exhibit 10.3

JOINT SCHOOL-RUNNING AGREEMENT

Party A: People’s Government of Shaoyang County

Legal Representative: Xiangming Zhao

Mayor of Government of Shaoyang County

Party B: Changsha Huanqiu Vocational Secondary School

Legal Representative: Guangwen He

For the purposes of further fulfilling the Decision Concerning Further Implementation of Reform and Development of Vocational Education promulgated by the State Council, further strengthening one-to-one aiding and assistance of vocational education, strengthening and magnifying the brand of vocational education of Shaoyang County, after sufficient consultations, concerning the school running cooperation between Shaoyang County Industrial Vocational School (“Industrial and Vocational School”) and Changsha Huanqiu Vocational Secondary School, Party A and Party B make and enter into this agreement, as follows:

I Objective of school running cooperation: to strengthen the management of school, to increase students’ professional skills, to properly settle the problem of employment of graduates, to enlarge the scale of the school and to make the school to become a place where parents are satisfied, students become talents and the government feels assured. To make the school the provincial model county-level vocational education center through 2008 and 2009. To develop the school into a national key vocational school through 2009 to 2010.

II Type of School Running Cooperation: sponsored by government and funded by private capital. The school is owned by People’s Government of Shaoyang County. The school name will be Shaoyang Industrial Vocational Technical School. The educational administrative authority of Party A will apply to Education Bureau of Shaoyang City for the school running license and other formalities.

III Management Method of School: the school shall be managed by Board of Directors in accordance with the school’s article of association. The Board of Directors shall be created by Party A and Party B and 40% of the directors shall be designated by Party A and 60% by Party B.

Chairman of the Board of Directors shall be designated by Party B.

Executive Vice-chairman (the principal) and legal representative shall be designated by Party A.

The administrative staff of the school shall be consisted of those who designated by Party B and the administrative staff of former Shaoyang Industrial and Vocational School. The school implements target-based assessment management system on the administrative staff, one year later, the competitive mechanism for selecting the superior and eliminate the inferior shall be carried out. For the arrangement of staff dismissed by the school, the administrative staff designated by Party A shall be arranged by Party A in accordance with the regulations concerning the management of the administrative staff in county-sponsored schools, while the administrative staff designated by Party B shall be arranged by Party B pursuant to the relevant laws, regulations, government policies and employment contracts.

IV Term of Cooperation: 18 years, from January 25th 2008 to January 24th 2026. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate.

V. Duties to be fulfilled and Rights to be enjoyed by Party A and Party B

1.	Party A’s Duties and Rights

1.1	Party A will enjoy the ownership and supervision power over the school land use right and the attachments on the land (such as the teaching buildings, office buildings, students dormitories and other teaching facilities). The assets newly added during the term of cooperation shall be owned by Party A when the Agreement expires.

1.2	Party A shall be responsible for paying the wages of all the retired staff, in-service administrative staff, retired administrative staff and the in=service teaching staff members of the present industrial and vocational school. All the staff of the school shall enjoy equal salary and treatment equivalent to those of other state schools.

1.3	Party A shall ensure that Party A’s retired staff, in-service administrative staff, retired administrative staff, in-service teaching staff members enjoy the equal medical insurance, work-related injury insurance, endowment insurance, housing accumulation fund, and the subsidiaries and allowances granted by finance bureaus and other treatment equivalent to the staff of other state schools.

1.4	During the term of the Agreement, as to Party A’s regular enlisted staff members and administrative staff dismissed by Party B in accordance with target-based assessment, Party A shall be responsible for their proper arrangement and the operations of the school shall not be affected due to such dismissal.

1.5	Party A shall be responsible for evaluating the students’ number that can be undertaken by the present teaching staff members in accordance with the relevant regulations of vocational school. And then Party A and Party B shall cooperate to evaluate and confirm the actual teaching and administrative staff numbers for every 100 newly-added students. As to the actually newly-added staff, 30% shall be designated by Party A, and 70% by Party B.

As for those staff to be designated by Party A, Party A shall recruit from the county on a basis of competitive selection. And they shall enjoy the equal treatment with those staff recruited by the former industrial and vocational school.

1.6	Pursuant to the requirements of Report on the Feasibility of Constructing Shaoyang County Industrial and Vocational High School as a County-level Vocational Educational Center, Party A shall be responsible for further confiscating land of 30mu behind the school as the phase one project construction land before the end of March, 2008. As to the expenses and cost incurred by land confiscation, Party B shall pay for Party A and be repaid by Party A through the funds obtained from the superior authorities and the vocational education funds allocated in accordance with the Article 15 of this Agreement.

1.7	Party A shall be responsible for going through all the formalities required by constructing the school gate (Party B shall be responsible for paying the expenses and costs incurred by school gate construction). During school running cooperation, Party A shall treat the extension projects and newly built houses in accordance with the policies concerning public education investment construction, and Party A shall coordinate and settle the disputes in the course of the construction.

1.8	Party A shall be responsible for positively optimizing the environment of the school and ensuring the health development of the school.

1.9	Party A’s education bureau shall be responsible for making the enrollment policy, setting the enrollment objectives and standardizing the enrollment activities. Besides, Party A shall responsible for implementing the measures concerning school enrollment plans, year-end assessment, excellent selection and staff promotion and ensuring the achievement of enrollment objectives.

1.10	Within the term of agreement, in principle Party A will not review and approve new vocational schools (including training schools), unless expressively required by national laws, regulations and policies.

1.11	During the term of Agreement, all the policy-funds Party A applies for and obtains from the superior authorities in the name of the school shall be used for the school construction and development (according to priority, such policy-based funds shall be used for repaying the debts incurred before the school running cooperation, expenses caused by land confiscation and school construction), but not used for other purposes.

1.12	Party A will provide, free of charge, the schoolhouses, school premises, equipments and facilities to Party B for school running.

1.13	Party A shall be responsible for settling the handing-down problems of the former industrial and vocational high school before the cooperation. In order to ensure the stable and healthy development of the school, the policy-based funds obtained from superior authorities and county government shall be first used for repaying the debts incurred from the school extension and teaching input of the former industrial and vocational school before the cooperation.

1.14	Party A shall assume all the responsibilities and duties required by the relevant laws and regulations of vocational education.

1.15	Based on the relevant national laws and regulations of vocational education and the development need of the school, Party A shall inject at least RMB 300 thousand Yuan every year, which shall be appropriated to the Changsha Huanqiu Vocational Secondary School. Shaoyang County Industrial and Vocational School before the end of December of every year.

2. Party B’s Duties and Rights

2.1	Party B shall enjoy the right to independently operate the school granted by the State, to implement various vocational education policies of the State, and assume corresponding legal responsibilities.

2.2	Party B shall achieve the objective of school running cooperation jointly determined by Party A and Party B.

2.3	Party B shall enjoy the right of independent operations of school and personnel management and the right of accrual and distribution of operational funds.

2.4	During the term of the Agreement, Party B shall recruit and employ teaching staff members on the basis of competitive selection and dismiss the teaching staff members in accordance with the relevant national laws, regulations and the employment contract.

2.5	During the term of Agreement, Party B shall evaluate the students’ number that can be undertaken by the present teaching staff members in accordance with the relevant regulations of vocational school. And then Party A and Party B shall cooperate to evaluate and confirm the actual teaching and administrative staff numbers for every 100 newly-added students. As to the actually newly-added staff, 30% shall be designated by Party A, and 70% by Party B.

As to the newly-added teaching staff members designated by Party B, Party B shall be responsible for their social pension insurance, employment injury insurance, unemployment insurance, medical insurance and wage, and their wage shall not be lower than the state-recruited teaching staff members of the same designated by Party A in the same year. When the cooperation expires, Party B shall be responsible for terminating the employment contract signed with the staff recruited by Party B and assume corresponding personnel disputes.

2.6	During the term of Agreement, Party B shall employ the staff in accordance with relevant laws and enjoy the right to independently employ and dismiss teaching staff members and have the right of management and quantitative assessment on the teaching staff members. As to the teaching staff members of the former Industrial and Vocational School, they will continue to be employed for the first year, and after the first year, Party B may adopt the competitive selection system to dismiss any teaching staff members unsuitable for their jobs, but the dismissed teaching staff members shall not exceed 3% of the teaching staff members provided by Party A in the first year.

2.7	During the term of cooperation, Party B warrants the legal rights and benefits of teaching staff members. As to the administrative staff (including the retired administrative staff), teaching staff members (exclude those have been dismissed) and all the retired staff, Party B shall ensure that they shall receive all the subsidiaries and allowances required by the relevant policies and regulations (including various subsidiaries and allowances); on the basis it is not lower than the average welfare level of the existing staff of the school, with gradual expansion of the scale of the school, the welfare and treatment of the administrative staff (include the retired staff ) and teaching staff members shall also gradually increase in a direct proportion.

2.8	During the term of the Agreement, Party B shall have the right to use school premises, teaching houses, equipments and facilities. When the Agreement expires, Party A shall hand over such school premises, teaching houses, equipments and facilities to Party A (unless damages occur due to force majeure). All the newly-added facilities and education and teaching rooms shall become owned by Party A after the term expires.

2.9	During the term of this Agreement, Party B shall have the right to pledge and guarantee those newly-built houses and other fixed assets, however, such collateralized loans shall be repaid three years before this Agreement expires.

2.10 Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate reaches 95% with two-year track management.

2.11. During the cooperation, Party B shall be responsible for paying all the debts and shall not leave any economic dispute to Party A.

2.12. During the cooperation, Party B shall strengthen the management of the students and safety education, preventing injury accidents suffered by the students. In case any injury accident, Changsha Huanqiu Vocational Secondary School. Shaoyang Industrial and Vocational School shall assume 100% of the responsibility.

2.13. Party B shall continue to fulfill the duties of current vocational education training center and shall do well the training of immigrant workers, re-employment and other government-required training, and use the training funds (obtained from superior authorities) in accordance with the relevant regulations and accept Party A’s instructions.

2.14. During the cooperation, Party B will invest a total sum of more than RMB 30 million Yuan for school running. The school construction plans will be carried out through mutual negotiation of Party A and Party B. In principle in the first three years, the invested capital shall be input in accordance with the Report on the Feasibility of Constructing Shaoyang County Industrial and Vocational High School as a County-level Vocational Educational Center, and the such invested capital shall not be less than RMB 20 million Yuan; Party B shall invest RMB 0.8 to 1 million every year to satisfy the school development.

2.15. During the cooperation, Party B warrants that all the policy-based funds Party A applies and obtains from superior authorities in the name the school be used for the school running and development (according to priority, such policy-based funds shall be used for paying the debts incurred by the former industrial and vocational school, and the expenses caused by the land confiscation and school construction of Changsha Huanqiu Vocational Secondary School. Shaoyang Industrial and Vocational School), and such policy-based fund shall not be used for any other purpose.

2.16. During the cooperation, Party B warrants that all the students subsidiaries from the superior authorities shall be granted to the students to help them receive vocational education, and such students subsidiaries shall not be used for any other purpose.

2.17. During the term of the Agreement, Party B shall not require the students of Shaoyang Industrial and Vocational School (including the students enrolled in the future) to study at other schools of Huanqiu Global Education Incorporation; given the yearly enrollment plan has been achieved, and if the students wish to study other courses (such courses are not available at Shaoyang Industrial and Vocational School), Party B may send them to study at other schools of Huanqiu Global Education Incorporation.

VI Scale of School

Party A’s education bureau shall be responsible for the achievement of the enrollment plans and making the school satisfies the demand of scale development. The school plans to newly recruit vocational school students of over 1,000 in 2008, making the total students amount to more than 1,800; over 1,200 in 2009, making the total number amount to more than 2,400; 1,500 in 2010, making the total students amount to more than 3,500. The number of students studying at the school shall be over 3,500 every year.

VII Charge Standard

The charge standard will be determined by Party B pursuant to relevant policies, school costs, and combing with actual income status of local residents, and will be reported to price authorizes for review and approval.

VIII Liability for Breach of Contract

In case Party A and Party B breach the terms of and conditions of this Agreement, the defaulting party shall assume corresponding legal responsibility and be responsible for the other party’s economic losses, and pay RMB 300 thousand to the other party as the penalty for breach of contract.

XI Settlement of Disputes

Any dispute arising from the implementation of this Agreement, Party A and Party B shall settle it through friendly consultations. In case such consultations fail, the Shaoyang Arbitration Committee will govern the dispute.

X Supplemental Rules

1.	This Agreement will become effective after Party A and Party B set their hands and seal, and is justified by public notary office.

2.	There exist ten copies of this Agreement and each Party shall retain one copy, the rest copies shall be filed with relevant authorities.

3.	Matters not covered shall be subject to the supplementary agreements signed by Party A and Party B separately.

Party A: The People’s Government	Party B: Changsha Huanqiu Vocational
of Shaoyang County	Secondary School
(Stamp)	(Stamp)_

Legal Representative: Xiangming Zhao	Legal Representative: Guangwen He
(Signature)	(Signature)

Date: January 25, 2008	Date: January 25, 2008